SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: November 29, 2002

NIAGARA MOHAWK POWER CORPORATION

(exact name of registrant as specified in charter)

New York	1-2987	15-0265555
(state or other	(Commission	(I.R.S. Employer
jurisdiction of	File No.)	Identification No.)
incorporation)

300 Erie Boulevard West, Syracuse, New York 13202

(Address of principal executive offices)

(315) 474-1511

(Registrant's telephone number, including area code)

Item 5. Other Events

        As reported in Niagara Mohawk's Form 10 Q for the quarter ending September 30, 2002, the New York Public Service Commission Staff (NYPSC Staff) has raised a concern that Niagara Mohawk did not properly reconcile its pension and OPEB expense to the allowance that was reflected in the Company's rates for the period from January 1, 1996 through August 31, 1998. Under the NYPSC Staff's position, as the result of this and other less significant adjustments, the Company should have recorded an additional $80 million in its deferral account for the benefit of customers, and should have accrued interest on this amount thereafter. The interest during calendar years 1999, 2000, and 2001 would have been about $10 million annually.

        The Company is in the process of investigating and verifying the NYPSC Staff position, and expects to resolve these issues with the Staff. One potential outcome of those discussions could require the restatement of the Company's income statements for the prior three years to reflect the increase in interest expense that should have been recorded on the Company's income statements. Because the Company recorded losses in years 1999 and 2000, and earnings of $29,521,000 in 2001, the amount of this interest expense is material when compared to the Company's earnings in those years. If necessary, the restatement process could lead to other adjustments that would normally be booked to goodwill. The increase in the deferral account balance of $80 million is not material to the balance sheet of the Company and when finally resolved will be reflected in an adjustment to the Company's goodwill that occurs as of the merger with National Grid.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

NIAGARA MOHAWK POWER CORPORATION

     s/John G. Cochrane
By ___________________________
     John G. Cochrane
     Chief Financial Officer

Date: November 29, 2002